UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2006, Cobra Electronics Corporation (the “Company”) entered into the Amended and Restated Loan and Security Agreement among the Company, LaSalle Bank National Association, as lender and agent, and the other lenders party thereto (the “Amended and Restated Loan Agreement”). The Amended and Restated Loan Agreement amends and restates the Loan and Security Agreement dated as of January 31, 2002, as amended, among the Company, LaSalle Bank National Association, as lender and agent, and the other lenders party thereto to provide for a five-year $7.0 million term loan facility, a $40.0 million revolving credit facility and a $6.6 million delayed draw term loan facility. Availability under the revolving credit facility will be based on a borrowing base formula taking into account eligible accounts receivable, eligible inventory and eligible documentary letters of credit. Borrowings under the Amended and Restated Loan Agreement will bear interest at the option of the Company at the LIBOR rate or a base rate consisting of the higher of the prime rate and the federal funds rate plus 0.5% per annum plus the applicable interest rate margin determined based on the Company’s total leverage ratio. Mandatory prepayments of amounts borrowed under the Amended and Restated Loan Agreement will be required upon certain circumstances. The amounts borrowed under the Amended and Restated Loan Agreement will be secured by a first priority security interest in substantially all of the Company’s assets, other than a portion of the Company’s equity interests in non-U.S. subsidiaries. The Amended and Restated Loan Agreement contains certain financial and other covenants and provides for the payment by the Company of certain fees to and expenses of the lenders thereunder.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 20, 2006, Cobra Electronics UK Limited (“Cobra UK”), a wholly owned subsidiary of the Company, completed the acquisition of all of the issued share capital of Performance Products Limited (“Performance Products”) pursuant to the Share Purchase Deed dated as of October 14, 2006 among Cobra UK, Performance Products and the shareholders of Performance Products (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, the purchase price for the issued share capital of Performance Products consisted of £11.5 million in cash paid at the closing of the transaction. In addition, additional cash consideration of up to £3.5 million will be payable upon achievement of certain performance targets by Performance Products for the year ended March 31, 2007 and additional cash consideration of up to £5.0 million will be payable upon achievement of certain performance targets by Performance Products for the fourteen month period ended May 31, 2008. Cobra UK will also pay additional cash consideration if Performance Products exceeds certain performance targets. The Company used borrowings under the Amended and Restated Loan Agreement to fund the payment of the purchase price for the acquisition. The press release of the Company is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required to be filed with respect to the Company’s acquisition of Performance Products will be filed by amendment to this report on or prior to January 5, 2007.

(b)	Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the Company’s acquisition of Performance Products will be filed by amendment of this report or prior to January 5, 2007.

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(d)	Exhibits.

The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
99-1	Press release dated October 23, 2006 issued by Cobra Electronics Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and
Chief Financial Officer

Date: October 24, 2006

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EXHIBIT INDEX

The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
99-1	Press release dated October 23, 2006 issued by Cobra Electronics Corporation

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